Exhibit 99.1

Consolidated Condensed Statements of Operations
     Restated for Discontinued Operations
     (Amounts in thousands, except per share amounts)
     (Unaudited)

	2002					2003					2004
	Q1	Q2	Q3	Q4	YR	Q1	Q2	Q3	Q4	YR	Q1	Q2	YR
Net Revenues	$50,326	53,054	53,610	55,622	212,612	60,477	61,602	63,069	67,175	252,323	67,230	71,946	139,176
Cost of Revenues	27,908	31,328	32,224	33,729	125,189	35,838	36,268	36,604	39,357	148,067	40,470	40,712	81,182

Gross Margin	22,418	21,726	21,386	21,893	87,423	24,639	25,334	26,465	27,818	104,256	26,760	31,234	57,994
Selling and Administrative	15,951	18,617	15,376	34,294	84,238	18,066	19,095	19,508	21,267	77,936	22,985	22,633	45,618
Provision for Doubtful Accounts	1,251	1,420	1,567	1,316	5,554	1,225	1,321	1,133	(266)	3,413	(18)	796	778
Amortization of Intangibles	75	75	75	75	300	75	75	75	75	300	50	50	100

Total Operating Expenses	17,277	20,112	17,018	35,685	90,092	19,366	20,491	20,716	21,076	81,649	23,017	23,479	46,496

Operating Earnings (Loss)	5,141	1,614	4,368	(13,792)	(2,669)	5,273	4,843	5,749	6,742	22,607	3,743	7,755	11,498
Interest Expense, net	(3,226)	(3,273)	(3,496)	(3,629)	(13,624)	(3,591)	(3,511)	(3,347)	(3,393)	(13,842)	(3,268)	(4,164)	(7,432)
Other Income (Expense), net	111	(85)	(610)	(2,576)	(3,160)	146	319	321	680	1,466	—	114	114
Loss on Retirement of Senior Notes	—	—	—	—	—	—	—	—	—	—	—	(22,886)	(22,886)

Pre-tax Earnings	2,026	(1,744)	262	(19,997)	(19,453)	1,828	1,651	2,723	4,029	10,231	475	(19,181)	(18,706)
Income Tax Expense	(812)	697	(117)	4,645	4,413	(730)	(678)	(1,054)	(1,759)	(4,221)	(199)	7,326	7,127

Earnings (Loss) From Continuing Operations	1,214	(1,047)	145	(15,352)	(15,040)	1,098	973	1,669	2,270	6,010	276	(11,855)	(11,579)
Discontinued Operations:
Earnings (Loss) From Disc Ops, Net of Tax	404	326	(710)	(624)	(604)	22	771	707	(204)	1,296	654	333	987
Gain (Loss) on Disposal of Disc Ops, Net of Tax	—	—	(682)	—	(682)	—	—	—	—	—	—	32,799	32,799

Net Earnings (Loss)	$1,618	(721)	(1,247)	(15,976)	(16,326)	1,120	1,744	2,376	2,066	7,306	930	21,277	22,207

Earnings (Loss) Per Share:
Basic
Continuing Operations	$0.14	(0.12)	0.02	(1.53)	(1.62)	0.11	0.10	0.16	0.22	0.59	0.03	(1.15)	(1.13)
Discontinued Operations	0.04	0.04	(0.16)	(0.06)	(0.13)	—	0.07	0.07	(0.02)	0.13	0.06	3.21	3.29

	$0.18	(0.08)	(0.14)	(1.59)	(1.75)	0.11	0.17	0.23	0.20	0.72	0.09	2.06	2.16

Diluted
Continuing Operations	$0.13	(0.12)	0.02	(1.53)	(1.62)	0.11	0.09	0.16	0.22	0.58	0.03	(1.15)	(1.13)
Discontinued Operations	0.04	0.04	(0.16)	(0.06)	(0.13)	—	0.08	0.07	(0.02)	0.13	0.06	3.21	3.29

	$0.17	(0.08)	(0.14)	(1.59)	(1.75)	0.11	0.17	0.23	0.20	0.71	0.09	2.06	2.16

Weighted Average Shares:
Basic	8,969	9,055	9,161	10,051	9,309	10,079	10,116	10,158	10,176	10,132	10,223	10,310	10,267
Diluted	9,403	9,055	9,161	10,051	9,309	10,094	10,302	10,507	10,540	10,361	10,852	10,310	10,267